                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     /X/ Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     / / Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                            ENRON OIL & GAS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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

                        [ENRON OIL & GAS COMPANY LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 7, 1996

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders of Enron Oil & Gas Company (the "Company") will be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 3:00 p.m. Houston time on Tuesday, May 7, 1996, for the following purposes:

     1. To elect five directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

     2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock from 160,000,000 to 320,000,000 shares;

     3. To ratify the Board of Directors' appointment of Arthur Andersen LLP, independent public accountants, as auditors for the Company for the year ending December 31, 1996; and

     4. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Holders of record of Common Stock of the Company at the close of business on March 11, 1996, will be entitled to notice of and to vote at the meeting or any adjournments thereof.

     Shareholders who do not expect to attend the meeting are encouraged to sign and return the enclosed proxy, for which purpose a postage-paid, return envelope is enclosed. The proxy must be signed and returned in order to be counted.

                                     By Order of the Board of Directors,

                                     ANGUS H. DAVIS
                                     Vice President, Communications and
                                     Corporate Secretary
Houston, Texas
March 25, 1996

                                 (ENRON LOGO)

                                PROXY STATEMENT

     The enclosed form of proxy is solicited by the Board of Directors of Enron Oil & Gas Company (the "Company" or "EOG") to be used at the annual meeting of shareholders to be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 3:00 p.m. Houston time on Tuesday, May 7, 1996 (the "Annual Meeting"). The mailing address of the principal executive offices of the Company is 1400 Smith St., Houston, Texas 77002. This proxy statement and the related proxy are to be first sent or given to the
shareholders of the Company on approximately March   , 1996. Any shareholder
giving a proxy may revoke it at any time provided written notice of such revocation is received by the Vice President, Communications and Corporate Secretary of the Company before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon. Shareholders attending the Annual Meeting may revoke their proxies and vote in person.

     Holders of record at the close of business on March 11, 1996, of Common Stock of the Company, par value $.01 per share (the "Common Stock"), will be entitled to one vote per share on all matters submitted to the meeting. On March
11, 1996, the record date, there were outstanding                shares of
Common Stock. There are no other voting securities outstanding.

     The Company's summary annual report for the year ended December 31, 1995, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The summary annual report and the Annual Report on Form 10-K contained therein do not constitute a part of the proxy soliciting material.

     All references in this proxy statement to Common Stock (or phantom shares relating to Common Stock) reflect the two-for-one stock split effective June 15, 1994. All references in this proxy statement to Enron Corp. common stock reflect the two-for-one stock split effective August 16, 1993.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, five directors are to be elected to hold office until the next succeeding annual meeting of the shareholders and until their respective successors have been elected and qualified. All of the nominees are currently directors of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item) would not have the same effect as a vote against a particular director. Shareholders may not cumulate their votes in the election of directors.

     It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

------------------------------------------------------------------------------------------------------------------
[PHOTO]                  FRED C. ACKMAN, 65
                         Director since 1989

                         For over five years Mr. Ackman has been a consultant to the oil and gas industry and has interests in ranching and investments.
------------------------------------------------------------------------------------------------------------------
[PHOTO]                  FORREST E. HOGLUND, 62
                         Director since 1987

                         Mr. Hoglund joined the Company as Chairman of the Board and Chief Executive Officer in
                         September, 1987. Since May, 1990, he has also served as President of the Company. Mr.
                         Hoglund is also an advisory director of Texas Commerce Bank National Association.
------------------------------------------------------------------------------------------------------------------
[PHOTO]                  RICHARD D. KINDER, 51
                         Director since 1985

                         For over five years, Mr. Kinder has been President and Chief Operating Officer of Enron
                         Corp. Mr. Kinder is also a director of Enron Corp., Enron Global Power & Pipelines L.L.C.,
                         EOTT Energy Corp. (the general partner of EOTT Energy Partners, L.P.), Sonat Offshore
                         Drilling Inc. and Baker Hughes Incorporated.
------------------------------------------------------------------------------------------------------------------
[PHOTO]                  KENNETH L. LAY, 53
                         Director since 1985

                         For over five years, Mr. Lay has been Chairman of the Board and Chief Executive Officer of
                         Enron Corp. Mr. Lay is also a director of Eli Lilly and Company, Compaq Computer
                         Corporation, Trust Company of the West, EOTT Energy Corp. (the general partner of EOTT
                         Energy Partners, L.P.), and Enron Corp.
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
[PHOTO]                  EDWARD RANDALL, III, 69
                         Director since 1990

                         Mr. Randall's principal occupation is investments. Mr. Randall is also a director of KN
                         Energy, Inc. and PaineWebber Group Inc.
------------------------------------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS ON JANUARY 31, 1996

     The Company knows of no one who beneficially owns in excess of five percent of the Common Stock of the Company except as set forth in the table below:

                                                                                          PERCENT
                     NAME AND ADDRESS       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP       OF
TITLE OF CLASS      OF BENEFICIAL OWNER         SOLE VOTING AND INVESTMENT POWER           CLASS
--------------     ---------------------    -----------------------------------------     -------
Common             Enron Corp.                              96,950,000                     60.65
                   1400 Smith Street
                   Houston, Texas 77002

SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT ON JANUARY 31, 1996

                                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                 -----------------------------------------------
                                                                                     SOLE VOTING
                                                 SOLE VOTING     SHARED VOTING       AND LIMITED
                                                     AND              AND               OR NO
                                                 INVESTMENT       INVESTMENT         INVESTMENT       PERCENT
TITLE OF CLASS                 NAME              POWER(1)(2)         POWER            POWER(3)        OF CLASS
---------------   ------------------------------ -----------     -------------       -----------      --------
Enron Oil &       Fred C. Ackman................     11,000                                             *
  Gas Company     Forrest E. Hoglund............  3,110,389         320,000                             2.14
  Common Stock    Richard D. Kinder.............     13,738(4)       20,500(9)                          *
                  Kenneth L. Lay................     50,000(4)        1,200(5)                          *
                  Joe Mike McKinney.............    108,998                             17,500          *
                  Mark G. Papa..................    246,094          15,000             25,000          *
                  Edward Randall, III...........     13,000                                             *
                  Dennis M. Ulak................     52,863                             20,000          *
                  Walter C. Wilson..............    179,925                             15,000          *
                  All directors and executive
                    officers as a group (11 in
                    number).....................  3,892,799         356,700             92,500          2.71
Enron Corp.       Forrest E. Hoglund............    109,426         100,000            396,617(6)       *
  Common Stock    Richard D. Kinder.............  2,119,197                             51,098          *
                  Kenneth L. Lay................  2,996,638(10)       7,552(5)          75,070          1.22
                  Joe Mike McKinney.............     25,150                              8,375          *
                  Mark G. Papa..................     23,320           8,018             31,105          *
                  Edward Randall, III...........     49,091(7)       32,969(8)                          *
                  Dennis M. Ulak................                                         4,822          *
                  Walter C. Wilson..............                                        11,950          *
                  All directors and executive
                    officers as a group (11 in
                    number).....................  5,402,822         148,539            606,899          2.42

                                                   (See notes on following page)

---------------

 * Less than 1 percent.

 (1) The number of shares of Common Stock of the Company subject to stock options exercisable within 60 days after January 31, 1996, is as follows:
     Mr. Ackman 9,000 shares; Mr. Hoglund 1,875,262 shares; Mr. Randall 9,000 shares; Mr. McKinney 107,205 shares; Mr. Papa 242,948 shares; Mr. Ulak 52,863 shares; Mr. Wilson 177,725 shares; and all directors and executive officers as a group, 2,570,078 shares.

 (2) The number of shares of Enron Corp. Common Stock subject to stock options exercisable within 60 days after January 31, 1996, is as follows: Mr. Hoglund 61,320 shares; Mr. Kinder 1,974,385 shares; Mr. Lay 2,058,264 shares; Mr. McKinney 24,990 shares; Mr. Papa 23,320 shares; and all directors and executive officers as a group, 4,142,279 shares.

 (3) Includes shares held under the Enron Corp. Savings Plan and/or Employee Stock Ownership Plan ("ESOP"). Participants in the Savings Plan have sole voting power and limited investment power with respect to shares in the Savings Plan. Participants in the ESOP have sole voting power and no investment power prior to distribution of shares from the ESOP. Also includes restricted shares of Common Stock of the Company and Enron Corp. held under the Company's 1992 Stock Plan and Enron Corp.'s 1991 Stock Plan for which participants have sole voting power and no investment power until such shares vest in accordance with Plan provisions. After vesting, the participant has sole investment and voting powers.

 (4) Does not include 96,950,000 shares owned by Enron Corp. in which each of Messrs. Lay and Kinder, in their capacities as Chairman of the Board and President, respectively, of Enron Corp., has sole voting and investment power pursuant to the provisions of Enron Corp.'s bylaws.

 (5) Includes 1,200 shares with respect to Company Common Stock and 7,552 shares with respect to Enron Corp. Common Stock held by Mr. Lay's children and step-children.

 (6) Includes 370,656 restricted shares of Enron Corp. Common Stock, in which shares Mr. Hoglund has sole voting power and limited investment power.

 (7) Includes 42,291 shares of Enron Corp. Common Stock held by trusts of which Mr. Randall is trustee and in which Mr. Randall disclaims beneficial ownership.

 (8) Shares of Enron Corp. Common Stock held by trusts of which Mr. Randall is trustee and in which Mr. Randall disclaims beneficial ownership.

 (9) Shares held in a charitable foundation in which Mr. Kinder has no pecuniary interest.

(10) Includes 100,000 shares held in a charitable foundation in which Mr. Lay has no pecuniary interest.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held four regularly scheduled meetings and four special meetings during the year ended December 31, 1995.

     The Board of Directors uses working committees with functional responsibility in the more complex recurring areas where disinterested oversight is required. The Audit Committee was created in October 1989, after the initial public offering and sale of Common Stock, and is the communication link between the Board and independent auditors of the Company. During the year ended December 31, 1995, the Audit Committee met three times. The Audit Committee recommends to the Board of Directors the appointment of independent public accountants as auditors for the Company and reviews as deemed appropriate the scope of the audit, the accounting policies and reporting practices, the system of internal controls, compliance with policies regarding business conduct and other matters. The Audit Committee is currently composed of Messrs. Ackman (Chairman) and Randall.

     In January, 1990, the Board of Directors created the Compensation Committee, which is responsible for administration of the Company stock plans and approval of compensation arrangements of senior management. The Compensation Committee, which met two times during the year, is composed of Messrs. Randall (Chairman) and Ackman.

     The Company does not have a standing nominating committee.

     During the year ended December 31, 1995, each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     During 1995, each director who was not an employee of the Company, Enron Corp. or its affiliates, received annual fees of $33,500 for serving as a director and $5,000 for each committee of which such director was Chairman. Total directors fees earned in 1995 were $77,000.

     Prior to the tax deconsolidation described under "Certain Transactions," Company directors fees could be deferred to a later specified date under the Enron Corp. 1985 Deferral Plan and 1994 Deferral Plan. Under the 1985 Deferral Plan, interest is credited on amounts deferred based on 150% of Moody's seasoned corporate yield index, which for 1995 was 12.39%. Interest was credited at 9% under the 1994 Deferral Plan. In connection with the deconsolidation of the Company from the consolidated U.S. income tax reporting group of Enron Corp. in December 1995, the Company created the Enron Oil & Gas Company 1996 Deferral Plan (the "1996 Deferral Plan") and agreed to assume all deferral liabilities of Enron Corp. relating to Company directors and employees under the Enron Corp. deferral plans described above. In addition, all deferrals after the tax deconsolidation were made under the 1996 Deferral Plan. The terms of the 1996 Deferral Plan are substantially identical to those of Enron Corp.'s 1994 Deferral Plan. Payments are made exclusively from the general assets of the Company and the Company has elected to purchase life insurance on the lives of some covered participants with the Company as the owner and beneficiary. Currently one nonemployee director participates in the 1996 Deferral Plan.

     Nonemployee directors also participate in the 1993 Nonemployee Director Stock Option Plan, which was approved by Company shareholders at the 1993 annual meeting. Under the terms of the Plan, each nonemployee director receives on the date of each annual meeting during the term of the Plan an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each nonemployee director who is elected or appointed to the Board of Directors for the first time after an annual meeting is granted on the date of such election or appointment an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Plan vest 50% after one year and 100% after two full years of service as a director following the date of grant. All options expire ten years from the date of grant. During 1995, each nonemployee director was granted a total of 6,000 options at an exercise price of $23.00.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

     Compensation for Company executives is administered by the Compensation Committee of the Board of Directors, (the "Committee") which is composed exclusively of outside directors. It is the responsibility of the Committee to develop compensation philosophy and authorize salary increases for officers, incentive programs and awards consistent with this philosophy.

     The Committee believes that appropriately balanced compensation elements contribute to the success of the Company. Hay Management Consultants provides an annual analysis of executive base salaries, annual bonuses and long-term incentives paid by the Company as compared to those paid by a number of industry peer companies included in the "Comparative Stock Performance" section. The Committee believes that the best compensation philosophy is to put a substantial portion of the total compensation package at risk and tied to both the financial results achieved and the performance of the Common Stock of the Company, which means that the Company does not intend to lead the competition in base salary levels. Further, the Committee believes that total compensation for the executives should exceed average compensation levels of a peer group of companies only if the Company performs at a level such that financial results achieved by the Company and shareholder return on investments in the Company exceed the average achieved by that peer group of companies over a reasonable period of time. To achieve this goal, the Committee has authorized the following incentive plans, which provide for incentive compensation in the form of cash and stock options, to link executive compensation with the performance and financial results of the Company.

     Key Contributor Incentive Plan. All Company employees are eligible for cash bonuses of up to 100% of base salary under this plan. The plan authorizes the funding of a bonus pool to be approved by the Committee. The bonus pool is not generally anticipated to exceed the lesser of (i) 5% of net income or (ii) 5% of the net present value, discounted at 10%, of the net cash flows anticipated to result from the investment program of the Company. Each year the Committee approves performance goals for the Company against which actual results are measured to determine the level of funding for this plan. The goals established for the Company cover factors such as net income, production and reserve volume growth, finding costs per equivalent unit of reserves added and developed and rate of return on exploration and development expenditures. These goals are designed to address both current financial performance and the long-term development of the Company. The Committee does not use a specific formula for weighting these individual performance factors.

     Enron Oil & Gas Company 1992 Stock Plan. This plan is the long-term incentive plan of the Company for executive officers and other selected employees. The purposes of this plan are to encourage employees who receive grants to develop a proprietary interest in the performance of the Company, to generate an increased incentive to contribute to the future success of the Company, thus enhancing the value of the Company for the benefit of shareholders, and to enhance the ability of the Company and its subsidiaries to attract and retain individuals with qualifications essential to the progress, growth and profitability of the Company.

     This plan authorizes the Committee to award stock options to executive officers and other selected employees. Stock options are normally granted on an annual basis at an option price equal to the fair market value of Company Common Stock on the date of grant, have ten-year terms and vest over four years except in cases where they are issued in lieu of a portion of a cash bonus. In such cases, option grants may have a shorter term and typically vest in a shorter time period, which for grants during 1995 included a term of five years with 100% vesting upon grant, except for those optionees who are subject to the short-swing profit provisions of Section 16(b) of the Securities Exchange Act of 1934 ("the Exchange Act"), in which case, the options vest 100% six months after the date of grant. Committee approval is obtained for the number of options to be granted. The awards are made at a level that is not anticipated to generate significant benefits relative to the industry peer group unless the Company Common Stock performs correspondingly well during the life of the grant. With the success of the Company (and the resulting benefits to its shareholders), this feature becomes a larger part of the total compensation package.

     Based upon a thorough review and discussion of the 1995 results of the Company, several of which are highlighted in the following paragraph, the Committee approved funding the bonus pool at 5% of 1995 net income. The Committee also reviewed and approved individual officer bonuses, salary increases, and stock option grants recommended by the Chief Executive Officer of the Company based upon his evaluation of each individual officer's performance and contribution to the overall success of the Company during 1995. Bonuses for executive officers of the Company ranged from 38% to 76% of base salary and option grants were awarded at levels expected to bring total compensation opportunities in line with similar positions at peer companies.

     During 1995, the Company continued to demonstrate its ability to out-perform its industry competition, realizing $142.1 million in net income. These results were down only 4.0% from 1994 even though prices for wellhead natural gas sales, the predominant product sold by the Company, were down by 20.4% to $1.29 per thousand cubic feet (Mcf) in 1995 as compared to $1.62 per Mcf in 1994, and U.S. tight gas sand federal income tax credits were down $14.1 million, reflecting the normal decline in volumes qualifying for the credit. For the first nine months of 1995, net income of the Company was up 5.0% while net income for a peer group consisting of five other independent exploration and production companies (namely, Anadarko Petroleum Corp., Apache Corp., Burlington Resources Inc., Noble Affiliates, Inc. and Vastar Resources Inc.) was down an average of 65%. As a result of lower wellhead natural gas prices, particularly those realized in the U.S., the Company elected to curtail natural gas sales in certain areas of the U.S. and also refocused its drilling activity away from natural gas deliverability and toward natural gas reserve enhancement and crude oil exploitation. Key accomplishments offsetting the effects of the significant reduction in wellhead natural gas prices included: a very successful program of other marketing activities, including commodity price hedging that added $108.7 million to pre-tax earnings in 1995 compared to $55.4 million for 1994; a continuing focus on asset redeployments during the year, resulting in the sale of selected oil and gas reserves and related assets generating pre-tax gains of $62.8 million compared to similar 1994 gains of $54.0 million; a continued focus on cost control that resulted in a further reduction in total operating expenses of $.07 per thousand cubic feet of natural gas equivalent (Mcfe) to $1.22 per Mcfe compared to $1.29 per Mcfe in 1994; and the continued improvement in crude oil and condensate production that increased by 51.6% to 19.1 thousand barrels per day (MBD) compared to 12.6 MBD for 1994 combined with improving wellhead crude oil and condensate prices that averaged $16.78 per barrel in 1995 compared to $15.62 per barrel in 1994. As a result of these accomplishments, income before income taxes increased by 19.6 percent to $184.1 million. Operationally, the Company was very successful in continuing to build its asset base by replacing 204% of its natural gas equivalent production at an all in finding cost of $.76 per Mcfe including drilling additions and purchases net of divestments but excluding reserve revisions and the addition of 1.2 trillion cubic feet of methane reserves contained in deep Paleozoic formations in the Big Piney area of Wyoming. Drilling additions alone replaced 151% of 1995 production, marking the eighth straight year in which drilling additions exceeded production. In setting up future operations, the Company continued very successfully the initiation of operations in the Panna, Mukta and Tapti fields in concessions awarded by the government of India in late 1994, completed some of its most successful property acquisitions ever in the Carthage area of East Texas and offshore in the Gulf of Mexico and continued a very successful program of acquiring and interpreting significant new volumes of 3-D seismic information both onshore and offshore and domestically and internationally. These achievements were all realized while keeping the debt to total capital ratio for the Company at 20%, retaining one of the most conservative financial structures of any member of its peer group of industry companies.

     Chief Executive Officer Compensation. Mr. Hoglund entered into an employment agreement with the Company as Chairman of the Board and Chief Executive Officer of the Company for an initial term of five years effective September 1, 1987. Under the provisions of subsequent amendments to Mr. Hoglund's employment agreement, the term has been extended to September 1, 1998, and Mr. Hoglund agreed to receive an annual salary of $570,000 and no annual bonus.

     Substantially all of Mr. Hoglund's future compensation in excess of his base salary is at risk and tied to the performance of Company Common Stock. The Committee believes this is the most effective way to link executive rewards to shareholder value.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and four other most highly compensated executive officers of a company, as reported in that company's proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company has structured its long-term incentives in the form of stock option grants and certain restricted stock grants in a manner that complies with the statute.

Compensation Committee

Edward Randall, III -- Chairman
Fred C. Ackman

COMPARATIVE STOCK PERFORMANCE

     The performance graph shown below was prepared by Value Line, Inc., for use in this proxy statement. As required by applicable rules of the Securities and Exchange Commission (the "SEC"), the graph was prepared based upon the following assumptions:

     1. $100 was invested in Common Stock of EOG, the Standard & Poors 500 (the "S&P 500") and a peer group of independent exploration and production companies (the "Peers") on December 31, 1990.

     2. The investment in the Peers is weighted based on the market capitalization of each individual company within the Peers at the beginning of each year.

     3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Peers are as follows: Anadarko Petroleum Corp., Apache Corp., Burlington Resources Inc., Louisiana Land and Exploration Company, Maxus Energy Company, Noble Affiliates, Inc., Oryx Energy Corporation, Santa Fe Energy Resources Company, Seagull Energy Corporation, Union Pacific Resources Company, Union Texas Petroleum Holdings, Inc. and Vastar Resources Inc.

                           COMPARATIVE TOTAL RETURNS

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                             EOG, S&P 500 AND PEERS
                (Performance Results Through December 31, 1995)

       Measurement Period
      (Fiscal Year Covered)               EOG             S&P 500            Peers
1990                                        100               100               100
1991                                      92.70            130.55             91.15
1992                                     140.87            140.72            102.79
1993                                     188.20            154.91            117.06
1994                                     181.95            157.39            102.12
1995                                     234.27            216.42            119.78

EXECUTIVE COMPENSATION

     The following table summarizes certain information regarding compensation paid or accrued during each of the last three fiscal years to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                                      ALL OTHER
                                      ANNUAL COMPENSATION                    LONG-TERM COMPENSATION                  COMPENSATION
                               ---------------------------------  ---------------------------------------------      ------------
                                                       OTHER       RESTRICTED      SECURITIES
                                                       ANNUAL         STOCK        UNDERLYING           LTIP
   NAME & PRINCIPAL             SALARY     BONUS    COMPENSATION     AWARDS         OPTIONS/          PAYOUTS
       POSITION         YEAR     ($)        ($)        ($)(2)        ($)(3)         SARS (#)            ($)             ($)(4)
----------------------- ----   --------   --------  ------------  -------------    ----------        ----------      ------------
Forrest E. Hoglund..... 1995   $570,000               $ 69,721                                                         $    793
 Chairman of the Board,
   President            1994   $570,000               $140,004     $    23,450     1,846,310                           $ 31,130
 and Chief Executive
   Officer              1993   $570,000               $154,925     $   212,063        66,650(5)                        $ 41,907
Mark G. Papa........... 1995   $257,520   $135,000    $  8,515                        53,750                           $    793
 President,             1994   $247,850   $123,500    $ 15,648     $     5,695        74,380                           $ 31,130
 North American
   Operations           1993   $235,000   $106,400    $ 12,132     $   133,219       105,650(5)                        $ 38,559
Joe Mike McKinney(1)... 1995   $235,000   $112,500    $ 12,085                        47,416                           $    793
 President,
 International
 Operations             1994   $225,000   $117,000    $  9,096     $     5,360        59,615                           $ 31,130
Walter C. Wilson....... 1995   $183,540   $105,000    $ 13,834                        38,265                           $    793
 Sr. Vice President and 1994   $176,040   $ 97,500    $ 10,572                        51,165                           $ 31,130
 Chief Financial
   Officer              1993   $174,040   $ 84,000    $ 17,475                        42,000                           $ 29,859
Dennis M. Ulak......... 1995   $176,670   $ 97,500    $  6,202                        31,055                           $    793
 President,
   International        1994   $157,020   $ 81,250    $  4,500                        39,410                           $ 30,318
 Operations             1993   $139,850   $ 56,000    $  4,000                        28,000                           $ 24,850

---------------

(1) Mr. McKinney became an executive officer during 1994.

(2) No Named Officer had "perquisites and other personal benefits" with a value greater than the lesser of $50,000 or 10% of reported salary and bonus. Enron Corp. maintains three deferral plans for key employees of Enron Corp. and its subsidiaries, including the Company, under which payment of base salary, annual bonus and long term incentive awards may be deferred to a later specified date. Under the 1985 Deferral Plan, interest is credited on amounts deferred based on 150% of Moody's seasoned corporate bond yield index with a minimum rate of 12%, which for 1993 was 12.825%, for 1994 was the minimum of 12%, and for 1995 was 12.39%. Interest in excess of 120% of the December, 1994 long-term Applicable Federal Rate ("AFR") (9.91%) has been reported as Other Annual Compensation for 1995, interest in excess of 120% of the December 1993 long-term AFR (7.29%) has been reported as Other Annual Compensation for 1994, and interest in excess of 120% of the December, 1992 long-term AFR (8.5%) has been reported as Other Annual Compensation for 1993. No interest has been reported as Other Annual Compensation under the 1992 Deferral Plan, which credits interest at the Enron Corp. mid-term borrowing rate, since crediting rates for 1993, 1994 and 1995 of 7.06%, 6.0% and 8.5%, respectively, did not exceed 120% of the AFR. No interest has been reported as Other Annual Compensation under the 1994 Deferral Plan, because none of the Named Officers participates in this plan. Other Annual Compensation also includes miscellaneous cash payments for items such as cash perquisite allowances and lost benefits due to statutory earnings limits. In connection with the deconsolidation of the Company from the consolidated U.S. income tax reporting group of Enron Corp.
                                             (Notes continued on following page)
    in December 1995, the Company created the 1996 Deferral Plan and agreed to assume all deferral liabilities of Enron Corp. relating to Company employees under the Enron Corp. Deferral Plans described above. (For a description of the tax deconsolidation, see "Certain Transactions.")

(3) Restricted stock awards to the Named Officers on February 7, 1994, were provided to compensate for lost benefits due to statutory earnings limits and became 50% vested on August 7, 1994, and 100% vested on February 7, 1995. The following is the aggregate number of shares in unreleased restricted stock holdings of Enron Corp. Common Stock and their value as of December 31, 1995, for each of the Named Officers: Mr. Hoglund, 4,680 shares valued at $178,425; Mr. Papa, 2,940 shares valued at $112,088; Mr. McKinney, 2,940 shares valued at $112,088. Dividend equivalents accrue from the date of grant and are payable on the vesting date of the shares.

(4) Includes the value as of year end 1993, 1994 and 1995 of Enron Corp. Common Stock allocated during those years to employees' savings and special subaccounts under the Enron Corp. Employee Stock Ownership Plan ("ESOP"). Included in 1994 and 1995 are special allocations made in February, 1994 to employees' savings subaccounts under the ESOP and a special allocation made in December, 1994 and December, 1995 to a special allocation subaccount.

(5) Includes options for Mr. Hoglund to purchase 66,650 shares of Enron Corp. Common Stock with respect to 1993. Includes options for Mr. Papa to purchase 41,650 shares of Enron Corp. Common Stock with respect to 1993.

STOCK OPTION GRANTS DURING 1995

     The following table sets forth information with respect to grants of stock options to the Named Officers reflected in the Summary Compensation Table on page 10 and all employee optionees as a group. No SAR units were granted during 1995, and none are outstanding.

                         NUMBER OF
                        SECURITIES                                                       POTENTIAL REALIZABLE VALUE AT
                        UNDERLYING      % OF TOTAL                                          ASSUMED ANNUAL RATES OF
                         OPTIONS/      OPTIONS/SARS    EXERCISE                            STOCK PRICE APPRECIATION
                           SARS         GRANTED TO     OR BASE                                FOR OPTION TERM(1)
                          GRANTED      EMPLOYEES IN     PRICE       EXPIRATION    -------------------------------------------
      NAME/GROUP          (#)(2)       FISCAL YEAR      ($/SH)         DATE       0%(3)           5%                10%
----------------------  -----------    ------------    --------     ----------    ------    --------------     --------------
NAMED OFFICERS
Mr. Hoglund...........          --(6)                                               $0
-----------------------------------------------------------------------------------------------------------------------------
Mr. Papa..............      16,800(4)        1.0       $ 17.875      01/30/00       $0      $       82,967     $      183,336
                            35,000(5)        2.1       $ 17.875      01/30/05       $0      $      393,452     $      997,085
                             1,950(6)        0.1       $ 24.375      04/21/05       $0      $       29,892     $       75,753
-----------------------------------------------------------------------------------------------------------------------------
Mr. McKinney..........      15,920(4)        1.0       $ 17.875      01/30/00       $0      $       78,621     $      173,733
                            30,000(5)        1.8       $ 17.875      01/30/05       $0      $      337,245     $      854,644
                             1,496(6)        0.1       $ 24.375      04/21/05       $0      $       22,933     $       58,116
-----------------------------------------------------------------------------------------------------------------------------
Mr. Wilson............      13,265(4)        0.8       $ 17.875      01/30/00       $0      $       65,510     $      144,759
                            25,000(5)        1.5       $ 17.875      01/30/05       $0      $      281,037     $      712,204
-----------------------------------------------------------------------------------------------------------------------------
Mr. Ulak..............      11,055(4)        0.7       $ 17.875       1/30/00       $0      $       54,595     $      120,642
                            20,000(5)        1.2       $ 17.875       1/30/05       $0      $      224,830     $      569,763
-----------------------------------------------------------------------------------------------------------------------------
All Shareholders......     N/A            N/A            N/A           N/A          $0      $1,866,337,332     $4,729,665,233
-----------------------------------------------------------------------------------------------------------------------------
All Optionees.........   1,650,030         100.0%      $18.5652(7)  2000-2005       $0      $   19,265,015(8)  $   48,821,331(8)
-----------------------------------------------------------------------------------------------------------------------------
Optionees' Gain As %
  Of All Shareholders'
  Gain................         N/A           N/A            N/A           N/A      N/A                1.03%              1.03%

---------------

 (1) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC. These calculations are not intended to forecast possible future appreciation, if any, of the price of Company Common Stock or Enron Corp. Common Stock.

 (2) If a "change of control" (as defined in the Company 1992 Stock Plan) were to occur before the options become exercisable and are exercised, the vesting described below will be accelerated and all such outstanding options will be surrendered and the optionee will receive a cash payment from the company that issued the option in an amount equal to the value of the surrendered options (as defined in the Company 1992 Stock Plan).

 (3) An appreciation in stock price, which will benefit all shareholders, is required for optionees to receive any gain. A stock price appreciation of zero percent would render the option without value to the optionees.

 (4) Represents stock options granted in lieu of cash bonus with 100% vesting upon grant except for those optionees who are subject to the short-swing profit provisions of Section 16(b) of the Exchange Act, in which case, the options vest 100% six months after the date of grant.

 (5) Represent stock options that vest at the cumulative rate of 25% per year, commencing on the first anniversary of the date of grant.
                                             (Notes continued on following page)

 (6) Represents stock options granted as ESOP Offset Payment. Mr. Hoglund declined acceptance of additional stock options he was eligible to receive.

 (7) Weighted average grant price for all stock options for the purchase of Company Common Stock granted to employees in 1995.

 (8) Appreciation for all shareholders is calculated using the average exercise price for all Employee Options ($18.5652) and using the number of shares of the Company's Common Stock issued and outstanding on December 31, 1995.

AGGREGATED STOCK OPTION/SAR EXERCISES DURING 1995 AND STOCK OPTION/SAR VALUES AS OF DECEMBER 31, 1995

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options and SAR units held as of the end of the fiscal year:

                                                                                                      NUMBER OF
                                                                                                SECURITIES UNDERLYING
                                                                                               UNEXERCISED OPTIONS/SARS
                                                 SHARES                                        AT DECEMBER 31, 1995(1)
                                              ACQUIRED ON              VALUE            --------------------------------------
          NAME                                EXERCISE (#)          REALIZED ($)          EXERCISABLE          UNEXERCISABLE
------------------------                    ----------------      ----------------      ----------------      ----------------
Mr. Hoglund.............  EOG                         50,000         $     712,500             1,825,262                71,048
                          Enron Corp.                 35,200         $     719,975                39,990                34,660
                                                                  ----------------
                          Subtotal                                   $   1,432,475
Mr. Papa................  EOG                         12,800         $     196,800               191,923               105,207
                          Enron Corp.                 10,000         $      73,125                14,990                16,660
                                                                  ----------------
                          Subtotal                                   $     269,925
Mr. McKinney............  EOG                                                                     74,475                76,556
                          Enron Corp.                                                             24,990                16,660
                          Subtotal
Mr. Wilson..............  EOG                         10,000         $     146,500               141,930                71,500
Mr. Ulak................  EOG                         34,555         $     258,871                26,498                53,412


                                   VALUE OF UNEXERCISED
                                  IN-THE-MONEY OPTIONS/
                                SARS AT DECEMBER 31, 1995
                          --------------------------------------
          NAME              EXERCISABLE          UNEXERCISABLE
------------------------  ----------------      ----------------
Mr. Hoglund.............     $   7,762,626         $     848,002
                             $     437,391         $     472,594
                          ----------------      ----------------
                             $   8,200,017         $   1,320,596
Mr. Papa................     $   1,713,097         $     547,218
                             $     163,953         $     182,219
                          ----------------      ----------------
                             $   1,877,050         $     729,437
Mr. McKinney............     $     381,565         $     330,023
                             $     240,529         $     160,353
                          ----------------      ----------------
                             $     622,094         $     490,376
Mr. Wilson..............     $   1,328,713         $     378,109
Mr. Ulak................     $      67,843         $     258,851

---------------

(1) There are no SAR units applicable to the Named Officers.

    RETIREMENT AND SUPPLEMENTAL BENEFIT PLANS

     For many years, Enron Corp. has maintained a Retirement Plan to provide retirement income for employees of Enron Corp. and its subsidiaries, including the Company. Accrual of benefits under the Retirement Plan was temporarily suspended effective December 31, 1994 in connection with Enron Corp.'s intent to convert the plan benefit formula from a final average pay formula (the "Pre-1995 Formula") to a career average pay, cash balance formula (the "Post-1994 Formula").

     The Pre-1995 Formula was designed to provide monthly retirement income for each covered employee in an amount equal to 1.45% of an employee's final average pay multiplied by such employee's years of accrual service not in excess of 25 years, plus .45% of final average pay multiplied by accrual service in excess of 25 years up to a maximum of 10 years, plus .45% of final average pay in excess of the integration level multiplied by accrual service not in excess of 35 years, plus 1% of final average pay multiplied by accrual service in excess of 35 years. Final average pay is the average of an employee's monthly compensation either for any period of 60 consecutive months that occurs during the last 120 months of vesting service and for which such employee's average monthly compensation is the highest, or for the period of such employee's vesting service if less than 60 months. The integration level is the lesser of 125% of compensation covered by Social Security for an employee attaining the Social Security retirement age, or the FICA taxable wage base in effect, in the Plan year in which the employee terminates employment.

     In 1995, the Enron Corp. Board of Directors adopted an amendment to the Retirement Plan changing the Plan benefit accrual formula to the Post-1994 Formula, under which covered employees will accrue an annual benefit equal to an account balance of 5% of base pay. Each employee's accrued benefit will be credited with interest based on 10-year Treasury Bond yields. Benefit accrual under the Post-1994 Formula commenced in Plan year 1996.

     Directors who are not employees of the Company or Enron Corp. are not eligible to participate in the Retirement Plan.

     Benefits accrued under the Retirement Plan after 1986 and before 1995 are offset by the value of Common Stock allocated to employee retirement subaccounts in the Enron Corp. Employee Stock Ownership Plan. In addition, Enron Corp. has a Supplemental Retirement Plan that is designed to assure payments to certain employees of that retirement income that would be provided under the Retirement Plan except for the dollar limitation on accrued benefits imposed by the Internal Revenue Code of 1986, as amended, and a Pension Program for Deferral Plan Participants that provides supplemental retirement benefits equal to any reduction in benefits due to deferral of salary into the Enron Corp. Deferral Plans.

     The following table sets forth the estimated annual benefits payable under normal retirement at age 65, assuming current remuneration levels without any projected salary increase and participation until normal retirement at age 65, with respect to the Named Officers under the provisions of the foregoing retirement plan:

                                                         ESTIMATED
                                            CURRENT      CREDITED        CURRENT         ESTIMATED
                                            CREDITED     YEARS OF      COMPENSATION    ANNUAL BENEFIT
                                            YEARS OF      SERVICE        COVERED        PAYABLE UPON
                                            SERVICE      AT AGE 65      BY PLANS         RETIREMENT
                                            --------     ---------     -----------     --------------
    Mr. Hoglund...........................     8.3          10.8        $ 570,000         $115,087
    Mr. Papa..............................    14.6          30.3        $ 259,020         $108,062
    Mr. McKinney..........................     4.1          13.0        $ 237,000         $ 30,843
    Mr. Wilson............................     8.1          19.8        $ 185,040         $ 43,821
    Mr. Ulak..............................    17.6          40.6        $ 180,000         $108,487

     NOTE: The estimated annual benefits payable are based on the straight life annuity form without adjustment for any offset applicable to a participant's retirement subaccount in the Enron Corp. Employee Stock Ownership Plan.

     Messrs. Hoglund, Papa and Wilson participate in the Enron Corp. Executive Supplemental Survivor Benefits Plan. In the event of death after retirement, the Plan provides an annual benefit to the participant's beneficiary equal to 50% of the participant's annual base salary at retirement, paid for 10 years. The Plan also provides that in the event of death before retirement, the participant's beneficiary receives an annual benefit equal to 30% of the participant's annual base salary at death, paid for the life of the participant's spouse (but for no more than 20 years in some cases).

SEVERANCE PLANS

     The Enron Corp. Severance Pay Plan, as amended, provides for the payment of benefits to employees of Enron Corp. and its subsidiaries, including the Company, who are terminated for failing to meet performance objectives or standards, or who are terminated due to reorganization or economic factors. The amount of benefits payable for performance related terminations is based on length of service and may not exceed six weeks pay. For those terminated as the result of reorganization or economic circumstances, the benefit is based on length of service and amount of pay, up to a maximum payment of 26 weeks of base pay. If the employee signs a Waiver and Release of Claims Agreement, the severance pay benefits are doubled. Under no circumstances will the total severance pay benefit exceed 52 weeks of pay. Under the Enron Corp. Change of Control Severance Plan, in the event of an unapproved change of control of Enron Corp., any employee who is involuntarily terminated within two years following the change of control will be eligible for severance benefits equal to two weeks of base pay multiplied by the number of full or partial years of service, plus one month of base pay for each $10,000 (or portion of $10,000) included in the employee's annual base pay, plus one month of base pay for each five percent of annual incentive award opportunity under any approved plan. The maximum an employee can receive is 2.99 times the employee's average annual base pay over the past five years. The Company reimburses Enron Corp. for severance plan costs attributable to Company employees.

EMPLOYMENT CONTRACTS

     Effective September 1, 1987, Mr. Hoglund entered into an employment agreement with the Company under which he serves as Chairman of the Board, President and Chief Executive Officer of the Company. On December 14, 1994, the employment agreement was amended to extend the term to September 1, 1998. Thereafter, the term may be extended as may be agreed by Mr. Hoglund and the Company. Pursuant to the terms of the employment agreement, as amended, Mr. Hoglund's annual base salary during the remaining term shall be not less than $570,000.

     Mr. Hoglund's employment agreement provides that if any corporation or other entity acquires or succeeds to all or substantially all of the business or assets of the Company, by purchase, consolidation or otherwise, Mr. Hoglund's stock options and restricted shares of Enron Corp. Common Stock shall vest and shall automatically be advanced to maturity as if the initial term under his employment agreement had expired.

CERTAIN TRANSACTIONS

     Messrs. Lay and Kinder are executive officers of Enron Corp. The Company has significant business relationships with Enron Corp.

     The Company entered into a Services Agreement (the "Services Agreement") with Enron Corp. effective January 1, 1994, pursuant to which Enron Corp. provides various services, such as maintenance of certain employee benefit plans, provision of telecommunications and computer services, lease of office space and the provision of certain purchasing and operating services and certain other corporate staff and support services. Such services historically have been supplied to the Company by Enron Corp., and the Services Agreement provides for the further delivery of such services substantially identical in nature and quality to those services previously provided. The Company agreed to a fixed rate for the rental of office space and to reimburse Enron Corp. for all other direct costs incurred in rendering services to the Company under the contract and to pay Enron Corp. for allocated indirect costs incurred in rendering such services, up to a maximum of approximately $7 million in 1995. The limit on cost for the allocated indirect services provided by

Enron Corp. to the Company will increase in subsequent years for inflation and certain changes in the Company's allocation bases, but such increase will not exceed 7.5% per year. The Services Agreement is for an initial term of five years through December, 1998 and will continue thereafter until terminated by either party.

     The sale by Enron Corp. on December 13, 1995 of approximately 31 million shares of the Common Stock reduced Enron Corp.'s ownership interest in the Company from 80% to 61%, with the result that (i) the Company ceased, effective December 14, 1995, to be included in the consolidated federal income tax return filed by Enron Corp. and (ii) the Tax Allocation Agreement previously in effect between the Company and Enron Corp. was terminated. In addition, effective December 14, 1995, the Company and its subsidiaries and Enron Corp. entered into a new Tax Allocation Agreement pursuant to which, among other things, Enron Corp. has agreed (in exchange for the payment of $13.0 million by the Company) to be liable for, and indemnify the Company against, all U.S. federal and state income taxes and certain foreign taxes imposed on the Company for periods prior to the date Enron Corp. reduced its ownership in the Company to less than 80%. The Company does not believe that the cessation of consolidated tax reporting with Enron Corp., the termination of the prior Tax Allocation Agreement and the signing of the new Tax Allocation Agreement with Enron Corp. will have a material adverse effect on its financial condition or results of operations.

     Prior to December 14, 1995, the Company was included in the consolidated federal income tax return filed by Enron Corp. as the common parent for itself and its subsidiaries and affiliated companies, excluding any foreign subsidiaries, and the resulting taxes, including taxes for any state or taxing jurisdiction that required or permitted a consolidated, combined, or unitary tax return to be filed and in which the Company and/or any of its subsidiaries was included, were apportioned as between the Company and/or any of its subsidiaries and Enron Corp. based on the terms of the Tax Allocation Agreement in effect prior to December 14, 1995.

     Pursuant to the terms of a Stock Restriction and Registration Agreement with Enron Corp., the Company has agreed that upon the request of Enron Corp., the Company will register under the Securities Act of 1933, as amended, and applicable state securities laws the sale of the Common Stock owned by Enron Corp. which Enron Corp. has requested to be registered. The obligation of the Company is subject to certain limitations relating to a minimum amount of Common Stock required for registration, the timing of registration and other similar matters. The Company is obligated to pay all expenses incident to such registration, excluding underwriters discounts and commissions and certain legal fees and expenses.

     In addition, the Company and Enron Corp. have in the past entered into significant intercompany transactions and agreements incidental to their respective businesses, and the Company and Enron Corp. may be expected to enter into material transactions and agreements from time to time in the future. Such transactions and agreements have related to, among other things, the purchase and sale of natural gas and crude oil, the financing of exploration and development efforts by the Company and the provision of certain corporate services. During 1995, Enron Corp. and its affiliates paid the Company approximately $260 million as a net result of the foregoing described transactions and agreements. The Company intends that the terms of any future transactions and agreements between the Company and Enron Corp. will be at least as favorable to the Company as could be obtained from third parties.

                                    ITEM 2.

                            APPROVAL OF AMENDMENT TO
                     RESTATED CERTIFICATE OF INCORPORATION
            TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     On February 23, 1996, the Board of Directors adopted, subject to shareholder approval, the following amendment to the Restated Certificate of Incorporation of the Company in order to increase the number of shares of Common Stock authorized for issuance from 160,000,000 to 320,000,000 shares:

          RESOLVED, that the Restated Certificate of Incorporation of the Company is hereby amended by deleting Paragraph A of Article Fourth thereof in its entirety and substituting the following therefor:

             "FOURTH: A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Three Hundred Twenty Million (320,000,000) shares of Common Stock, par value $.01 per share (hereinafter referred to as "Common Stock")."

REASONS FOR THE INCREASE IN NUMBER OF AUTHORIZED SHARES

     The Company is currently authorized to issue 160,000,000 shares of Common
Stock, of which             were issued and outstanding and             were
held as treasury shares at the close of business on March 11, 1996.

     Prior to the tax deconsolidation described above under "Certain Transactions" (the "Deconsolidation"), the Company was a member of the Enron Corp. consolidated group for U.S. income tax reporting purposes. In order to qualify for this tax treatment, Enron Corp. was required to own at least 80% of the outstanding Common Stock. Because Enron Corp. owned 128,000,000 shares of Common Stock prior to the Deconsolidation, the Company was effectively restricted to having no more than 32,000,000 additional shares of Common Stock outstanding. Thus, the authorized number of shares of Common Stock for issuance had been limited to 160,000,000 shares to preclude any transaction that might result in an unintended breaking of the required ownership level for consolidated U.S. income tax reporting purposes.

     Because Deconsolidation has now occurred, the Company is no longer subject to this restriction on the issuance of additional shares. As a result, the Board of Directors of the Company has determined that it is in the best interests of the Company to increase the authorized number of shares of Common Stock in the manner described above. These additional shares will make available to the Company additional shares of Common Stock for future issuance from time to time for proper corporate purposes, including but not limited to possible future acquisitions, stock sales, stock option exercises, or other employee incentive plan requirements. The Company has no present plans with respect to the issuance of additional shares, other than those that may be used for stock option exercises or other employee incentive plan purposes.

     The additional shares could potentially be issued at times and under circumstances that could have a dilutive effect on earnings per share and on the equity ownership and voting power of the present holders of Common Stock. Although the flexibility of the Board of Directors to issue additional Common Stock could enhance the ability of the Board to negotiate on behalf of the stockholders in a takeover situation and also could be used by the incumbent Board of Directors to make a change of control more difficult, the Board of Directors has no present intention of issuing any shares of Common Stock for any anti-takeover purposes.

REQUIRED VOTE AND RECOMMENDATION

     The affirmative vote of the holders of a majority of the outstanding Common Stock is required to approve this amendment to the Restated Certificate of Incorporation. The approval and adoption of this proposal requires the affirmative vote of the holders of record at the close of business on March 11, 1996 of at least a majority of the shares of the outstanding Common Stock. Accordingly, under Delaware law and the Restated Certificate of Incorporation and by-laws of the Company, abstentions and broker non-votes would have the same legal effect as a vote against this proposal, even though this may not be the intent of the person voting or giving the proxy.

     The shares represented by the proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted "FOR" the approval of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                                    ITEM 3.

                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1996.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Restated Certificate of Incorporation and bylaws of the Company, abstentions would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be available to make a statement if such representative desires to do so, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION BY THE SHAREHOLDERS OF THIS APPOINTMENT.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Shareholders may propose matters to be presented at shareholder meetings and may also nominate persons to be Directors. Formal procedures have been established for those proposals and nominations.

PROPOSALS FOR 1997 ANNUAL MEETING

     Pursuant to various rules promulgated by the SEC, any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 1997 must be received by the Company, addressed to Angus H. Davis, Vice President, Communications and Corporate Secretary, 1400 Smith Street, Houston, Texas 77002, no later than November 25, 1996, to be included in the Company proxy statement and form of proxy relating to that meeting.

     In addition to the SEC rules described in the preceding paragraph, the Company bylaws provide that for business to be properly brought before the Annual Meeting of Shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements for business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before an Annual Meeting of Shareholders of the Company to the Secretary of the Company. To be timely, notice given by a shareholder must be delivered to or mailed and received at the principal executive offices of the Company, 1400 Smith Street, Houston, Texas 77002, no later than February 2, 1997. The notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder,
(iv) any material interest of the shareholder in such business, and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing bylaw provisions, a shareholder must also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in the Company bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

PROPOSALS FOR 1996 ANNUAL MEETING

     The date of delivery to, or receipt by, the Company of any notice from shareholders of the Company regarding business to be brought before the 1996 Annual Meeting of Shareholders of the Company was February 2, 1996. The Company has not received any notices from its shareholders regarding business to be brought before the 1996 Annual Meeting of Shareholders.

NOMINATIONS FOR 1997 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

     Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Company's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or
(b) by any shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice given by a shareholder shall be delivered to or mailed and received at the principal executive offices of the Company, 1400 Smith Street, Houston, Texas 77002, (i) with respect to an election to be held at the Annual Meeting of Shareholders of the Company, on or before February 2, 1997, and (ii) with respect to an election to be held at a special meeting of shareholders of the Company for the election of directors, not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of meeting was made, whichever first occurs. Such notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and
(b) as to the shareholder giving the notice (i) the name and address, as they appear of record on the Company's books, of such shareholders, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. In the event a person is validly designated as nominee to the Board of Directors and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

NOMINATIONS FOR 1996 ANNUAL MEETING

     The date for delivery to, or receipt by, the Company of any notice from a shareholder of the Company regarding nominations for directors to be elected at the 1995 Annual Meeting of Shareholders of the Company was February 2, 1996. The Company has not received any notices from its shareholders regarding nominations for directors to be elected at the 1996 Annual Meeting of Shareholders.

                                    GENERAL

     As of the date of this proxy statement, the management of the Company has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

     The cost of any solicitation of proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegraph or personal interview. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith.

                                          By Order of the Board of Directors,

                                          ANGUS H. DAVIS
                                          Vice President, Communications and
                                          Corporate Secretary
Houston, Texas
March 25, 1996

    Please mark your
/X/ votes as in this
    example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.


      The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

                   FOR    WITHHELD
1. Election of
   Directors,      / /      / /
   (see reverse)

For, except vote withheld from the following nominee(s):


----------------------------------------------------------
                                FOR         AGAINST     ABSTAIN

2. Approval of amendment,
   to Restated Certificate      / /           / /         / /
   of Incorporation


3. Ratification of
   appointment of               / /           / /         / /
   independent
   accountants.

4. In the discretion of the              Change of Address/
   proxies named herein, the             Comments on            / /
   proxies are authorized                Reverse Side
   to vote upon other matters
   as are properly brought
   before the meeting.

                                         All as more particularly described
                                         in the Proxy Statement relating to such
                                         meeting, receipt of which is hereby
                                         acknowledged.

                                         Please sign exactly as name appears
                                         hereon. Joint owners should each sign.
                                         When signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give full title as such.


                                         ---------------------------------------

                                         ---------------------------------------
                                          SIGNATURE(S)                 DATE


--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

     ENRON                                                 THIS IS YOUR PROXY,
OIL & GAS COMPANY                                        YOUR VOTE IS IMPORTANT.


                NEED ASSISTANCE IN ANY OF THE FOLLOWING AREAS:

-  DIVIDEND CHECKS - ADDRESS CHANGES - LEGAL TRANSFERS

- DIRECT DEPOSIT - HAVE YOUR ENRON OIL & GAS COMPANY QUARTERLY DIVIDENDS ELECTRONICALLY DEPOSITED INTO YOUR CHECKING OR SAVINGS ACCOUNT ON DIVIDEND PAYMENT DATE. (No more worries about late or lost dividend checks.)

- CONSOLIDATION OF ACCOUNTS - ELIMINATE MULTIPLE ACCOUNTS FOR ONE HOLDER AND CERTAIN DUPLICATE SHAREHOLDER MAILINGS GOING TO ONE ADDRESS. (Dividend checks, annual reports and proxy materials would continue to be mailed to each shareholder.)

          JUST CALL OUR TRANSFER AGENT'S TELEPHONE RESPONSE CENTER:
                       (800) 519-3111 OR (201) 324-1225
                                 OR WRITE TO:
                   FIRST CHICAGO TRUST COMPANY OF NEW YORK
                                P.O. BOX 2500
                          JERSEY CITY, NJ 07303-2500


                FOR EARNINGS INFORMATION, CALL (800) 808-0363.

                                    ENRON

                              OIL & GAS COMPANY

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENRON OIL & GAS COMPANY FOR ANNUAL MEETING ON MAY 7, 1996


     THE UNDERSIGNED hereby appoints Forrest E. Hoglund, Lewis P. Chandler, Jr. and Angus H. Davis, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Shareholders of Enron Oil & Gas Company (the "Company") to be held at 3:00 p.m. Houston time on Tuesday, May 7, 1996, in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas St., Houston, Texas, or at any adjournment thereof, and to vote at such meeting the shares of stock of the Company the undersigned held of record on the books of the Company on the record date for the meeting.

ELECTION OF DIRECTORS, NOMINEES:               (change of address/comments)
Fred C. Ackman, Forrest E. Hoglund,
Richard D. Kinder, Kenneth L. Lay,        --------------------------------------
Edward Randall, III
                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                          (If you have written in the above
                                          space, please mark the corresponding
                                          box on the reverse side of this card)

You are encouraged to specify your choices by marking the
appropriate boxes, SEE REVERSE SIDE, but you need not mark       -----------
any boxes if you wish to vote in accordance with the Board       SEE REVERSE
of Directors' recommendations.  The proxies cannot vote your         SIDE
shares unless you sign and return this card.                     -----------